DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) made this             day of             , 2011, by and between Columbia ETF Trust, (formerly, Grail Advisors ETF Trust), a Delaware statutory trust (the “Trust”), on behalf of each of its series (each, a “Fund” and together, the “Funds”) listed in Exhibit A (as amended from time to time and incorporated by reference herein), having its principal place of business at 225 Franklin Street Boston, Massachusetts 02110, and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”), having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203.

WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering the “Funds”, having filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended;

WHEREAS, the Trust intends to create and redeem shares of beneficial interest, of no par value per share (the “Shares”) of each Fund on a continuous basis at its net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund will be listed on a national securities exchange as defined in Section 6 of the Securities Exchange Act of 1934, as amended, and as an initial matter, on NYSE Arca, Inc. (the “Listing Exchange”), and traded under the symbols set forth in Exhibit A attached hereto, as amended from time to time and incorporated herein by reference;

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of Shares of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Trust’s Prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Shares and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.     Appointment.     The Trust hereby appoints the Distributor as the exclusive distributor for Creation Unit aggregations of Shares of each Fund listed in Exhibit A hereto, as may be amended by the parties from time to time, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the 1933 Act and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2.     Definitions.     Wherever they are used herein, the following terms have the following respective meanings:

a.     “1933 Act” means the Securities Act of 1933 and the rules and regulations thereunder as amended from time to time;

b.     “1934 Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder as amended from time to time;

c.     “1940 Act” means the Investment Company Act of 1940 and the rules and regulations thereunder as amended from time to time;

d.     “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the Commission from time to time;

e.     “Registration Statement” means the registration statement most recently filed from time to time by the Trust with the Commission and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect; and

f.     All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3.     Duties of the Distributor.

(a)     The Trust grants to the Distributor the exclusive right to receive all orders for purchases and redemptions of Creation Units of each Fund from DTC Participants and participants in the Continuous Net Settlement System of the National Securities Clearing Corporation (“Participating Parties”) and to transmit such orders to the Trust in accordance with the Registration Statement and Prospectus; provided, however, that nothing herein shall affect or limit the right and ability of the Trust to accept Deposit Securities and related Cash Components through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Units and nothing herein shall prevent the Distributor from entering into like distribution arrangements with other investment companies.

(b)     The Distributor agrees to act as agent of the Trust with respect to the continuous distribution of Creation Units of each Fund as set forth in the Registration Statement and in accordance with the provisions thereof. The Distributor further agrees as follows: (a) the Distributor shall enter into Participant Agreements (defined below) between and among Authorized Participants, the Distributor and the Transfer Agent in accordance with the Registration Statement and Prospectus; (b) the Distributor shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser and maintain records of both orders placed with it and confirmations of acceptance furnished by it; (c) the Distributor shall deliver copies of the prospectus, included in the Registration Statement, to purchasers of such Creation Units and upon request the Statement of Additional Information; and (d) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(c)    (i)     The Distributor agrees to use all reasonable efforts, consistent with its other business, to facilitate the purchase of Creation Units through Authorized Participants in accordance with the procedures set forth in the Prospectus and the Participant Agreement.

(ii)     The Distributor shall, at its own expense, execute selected or soliciting dealer participant agreements (“Participant Agreements”) with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Funds and related promotional activities, in the forms as approved by the Board of Trustees of the Trust. The Trust shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Funds (including, without limitation, promotional materials and sales literature, advertisements, press releases, written announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by the Distributor. Furthermore, the Distributor shall clear and file all advertising, sales, marketing and promotional materials of the Funds with FINRA.

(iii)     At the request of the Trust, the Distributor shall enter into Participant Agreements with participants in the system for book-entry of The Depository Trust Company (“DTC”) and the NSCC as described in the Prospectus.

(iv)     The Board of Trustees shall approve the form of any Participant Agreement to be entered into by the Distributor.

(d)     All activities by the Distributor and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the Registration Statement and Prospectus, the instructions of the Board of Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the 1934 Act, including FINRA and the Listing Exchange. To the extent applicable, the Distributor will comply with any requirements set forth in (i) the 1934 Act Rule 19b-4 relief provided to the Listing Exchange in connection with the offering of Fund Shares and Creation Units under this Agreement and with respect to which the Distributor receives adequate advance notice; and (ii) any and all exemptive orders issued to the Trust in connection with the offering of Fund Shares and Creation Units under this Agreement under the 1940 Act or 1934 Act with respect to which the Distributor receives adequate advance notice.

(g)     Except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Creation Units of Shares will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus.

(h)     If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to process orders for Creation Units on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(i)     The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or Prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Trust and its respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(j)     The Distributor shall ensure that all direct requests for Prospectuses, Statements of Additional of Information and periodic fund reports, as applicable, are fulfilled. In addition, the Distributor shall arrange to provide the Listing Exchange (and any other national stock exchange on which the Shares may be listed or traded) with copies of Prospectuses to be provided to purchasers in the secondary market. The Distributor will generally make it known in the brokerage community that Prospectuses and Statements of additional information are available, including by (i) advising the Listing Exchange on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the Commission.

(k)     The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(l)     The Distributor shall review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by the Distributor prior to use.

(m)     The Distributor shall comply (and to the extent the Distributor takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which the Distributor has knowledge (it being understood that the Distributor is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Registration Statement or otherwise provided to the Distributor by the Trust). Except as set out in this Agreement, the Distributor assumes no responsibility for such compliance by the Trust. The Distributor shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

(n)     Every year the Distributor shall have an independent third party perform an annual review of the Distributor (a “3012/3013 Review”) and will make available to the Trust for inspection a report of such review and any updates thereto. The Distributor shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent 3012/3013 Review and any other changes to the Distributor’s business that would affect the business of the Trust or the Trust’s investment adviser.

(o)     The Distributor shall liaise with the Trust’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust. The Distributor shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

(p)     The accounts and records maintained by the Distributor shall be the property of the Trust. The Distributor shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations and orders. The Distributor shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Distributor to the Trust at the Trust’s expense. The Distributor shall assist the Trust, the Trust’s independent auditors, or upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records, and reports by the Distributor or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

(q)     The Distributor has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto. In the event that the net capital of the Distributor shall fall below that required by Rule 15c3-1, or any successor provision thereto, the Distributor shall promptly provide notice to the Trust and the Investment Adviser of such event.

(r)     The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act.

(s)     The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services to the Trust under this Agreement, to provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board with respect to the Distributor’s services to the Trust under this Agreement.

4.     Duties of the Trust.

(a)     The Trust agrees to issue Creation Unit aggregations of Shares of each Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the Prospectus in such amounts as the Distributor has requested through the Transfer Agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite Deposit Securities and Cash Component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus.

(b)     The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust will make available to the Distributor such number of copies of its then currently effective Prospectus as the Distributor may reasonably request. The Trust will furnish to the Distributor copies of all information, financial statements and other papers, which the Distributor may reasonably request for use in connection with the distribution of Creation Units.

(c)     The Trust represents to the Distributor that the Registration Statement and Prospectus filed by the Trust with the Commission with respect to the Trust have been prepared in conformity with the requirements of the 1933 Act, the 1940 Act and the rules and regulations of the Commission thereunder. The Trust will notify the Distributor promptly of any amendment to the Registration Statement or supplement to the Prospectus and any stop order suspending the effectiveness of the Registration Statement.

(d)     The Trust agrees to provide the Distributor with any information necessary for the Distributor to comply, with respect to the Trust, with applicable Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act), state securities laws, FINRA rules and regulations and any other self-regulatory organization rules and regulations and the Compliance Program, including its Written Supervisory Procedures, as may be amended from time to time.

5.     Fees and Expenses.

(a)     The Trust will, with respect to each Fund, pay to the Distributor all fees and expenses pursuant to the terms of any Distribution and Service Plan in effect for each respective Fund.

(b)     The Distributor will bear the following costs and expenses relating to the distribution of Creation Units of the Funds: (a) the costs of processing and maintaining records of creations of Creation Units; (b) the costs of maintaining the records required of a broker-dealer registered under the 1934 Act; (c) the expenses of maintaining its registration or qualification as a dealer or broker under federal or state laws; and (d) all other expenses incurred in connection with the distribution services contemplated herein, except as specifically provided in this Agreement.

6.     Standard of Care; Indemnification.

(a)     The Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)     The Trust agrees to indemnify and hold harmless the Distributor and each of its directors, officers, agents and employees and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (each of the Distributor, its officers, agents, employees, directors and such control persons, for purposes of this paragraph, an “Indemnitee”) against any loss, liability, claim, damages or expense, including the reasonable cost of investigating or defending any loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith (collectively, for purposes of this Section 6, a “Claim”) arising out of or based upon (i) a claim that the Registration Statement or Prospectus (as amended or supplemented from time to time), shareholder report or other information filed by the Trust with the Commission included an untrue statement of a material fact or omitted to state a material

fact required to be stated therein or necessary to make the statements therein not misleading (which standard, in the case of the Prospectus, will be applied in light of the circumstances under which the alleged untrue statement of material fact or material omission was made); (ii) the inaccuracy of factual information furnished to ALPS by the Trust or the Trust’s investment adviser, custodian(s) or other service providers, each in their capacity as an agent of the Trust and acting in their capacity as an agent of the Trust; (iii) ALPS’ reasonable reliance on any instruction, direction, notice, instrument or other information furnished to ALPS by the Trust or the Trust’s investment adviser, custodian(s) or other service providers, each in their capacity as an agent of the Trust and acting in their capacity as an agent of the Trust; or (iv) the Trust’s willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement. However, the Trust does not agree to indemnify or hold harmless an Indemnitee under the following circumstances:

(i)     The alleged untrue statement of material fact or material omission with respect to which the Claim is made was made by a Trust Indemnitee (as defined below) in reliance upon, or in conformity with, information furnished to the Trust by or on behalf of an Indemnitee;

(ii)     The alleged untrue statement of material fact or material omission with respect to which the Claim is made was made in the Registration Statement or Prospectus and was subsequently corrected by an amendment or supplement thereto if the person asserting the Claim was delivered the portion of the Prospectus with the alleged untrue statement of material fact or material omission in connection with or before the written confirmation, whether or not such delivery was required by the 1933 Act, and prior to the sending of the confirmation a Trust Indemnitee had notified an Indemnitee that the Registration Statement or Prospectus had been amended or supplemented or otherwise corrected and the relevant amendment or supplement corrected the alleged untrue statement of material fact or material omission;

(iii)     Indemnification is sought under this paragraph for a liability to the Trust, a Fund or a Fund’s shareholders for which an Indemnitee is subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement;

(iv)     The Indemnitee seeking indemnification under this paragraph failed to notify the Trust in writing of the Claim within a reasonable period of time after first receiving notice thereof; provided, however, that such failure or delay in notifying the Trust shall not relieve the Trust from any liability which it may have other than under this indemnity, unless the failure or delay materially prejudiced the Trust’s ability to defend against the Claim.

The Trust shall be entitled to participate at its own expense in the defense of any Claim or, if it so elects, to assume the defense of any Claim. If the Trust elects to assume the defense, the defense shall be conducted by counsel chosen and retained by it and satisfactory to any Indemnitees in the suit, and the Distributor shall indemnify the Trust for its share of the costs of the defense and shall alone bear the fees and expenses of any additional counsel it retains. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against any Trust Indemnitee in connection with the issuance or sale of Shares.

(c)     In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, and employees shall not be liable to the Trust for any taxes, charges, expenses, assessments, claims, and liabilities (including reasonable attorneys’ fees (except as provided in sections 6(b)(iv) and 6(d)(ii) hereof) and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)     any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(ii)     losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party, in each case in connection with the matters to which this Agreement relates; or

(iii)     loss of data or service interruptions in connection with the matters to which this Agreement relates caused by equipment failure not cured within a reasonable timeframe.

(d)     The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees, officers and agents and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (each of the Trust, its Trustees, officers and agents and such control persons, for purposes of this paragraph, a “Trust Indemnitee”) against any Claim arising out of or based upon (i) the allegation of any wrongful act by an Indemnitee or (ii) a Claim that any part of the Registration Statement or Prospectus (as amended or supplemented from time to time), shareholder report or other information filed by the Trust with the Commission included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading (which standard, in the case of the Prospectus, will be applied in light of the circumstances under which the alleged untrue statement of material fact or material omission was made) insofar as the alleged untrue statement of material fact or material omission was made in reliance upon, or in conformity with information furnished to a Trust Indemnitee by or on behalf of an Indemnitee. However, the Distributor does not agree to indemnify or hold harmless a Trust Indemnitee under the following circumstances:

(i)     Indemnification is sought under this paragraph for a liability to the Trust, a Fund or a Fund’s shareholders for which a Trust Indemnitee is subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement; or

(ii)     The Trust Indemnitee seeking indemnification under this paragraph failed to notify the Distributor in writing of the Claim within a reasonable period of time after first receiving notice thereof; provided, however, that such failure or delay in notifying the Distributor shall not relieve the Distributor from any liability which it may have other than under this indemnity, unless the failure or delay materially prejudiced the Distributor’s ability to defend against such Claim.

The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any Claim that is not assumed by the Trust. If the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen and retained by it and satisfactory to any Trust Indemnitees in the suit, and the Trust shall indemnify the Distributor for its share of the costs of the defense and shall alone bear the fees and expenses of any additional counsel it retains. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against any Indemnitee in connection with the issuance or sale of Shares.

(e)     No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 6(b) or 6(d) above, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This Section 6 shall survive the termination of this Agreement.

7.     Representations.

(a)     The Distributor represents and warrants that (i) it is duly organized as a Colorado corporation and is and at all times will remain duly authorized and licensed to carry out its services as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; and (iii) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound and (iv) it is registered as a broker-dealer under the 1934 Act and is a member of FINRA.

(b)     The Distributor represents and warrants that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); (ii) it has developed, implemented, and will maintain such an anti-money laundering program and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; and (iii) it will allow for appropriate regulators to examine its anti-money laundering books and records.

(c)     The Distributor represents and warrants that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

(d)     The Trust represents and warrants that (i) it is duly organized as a Delaware statutory trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is, or within a reasonable amount of time of the effective date of this Agreement, but prior to the Distributor performing services hereunder, will be, registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; and (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound.

8.     Duration, Termination and Amendment.

(a)     This Agreement shall be effective on the date recited in the first paragraph hereof, and unless terminated as provided herein, shall continue for two years from its effective date, and thereafter from year to year, provided such continuance is approved annually by the vote of a majority of the Board of Trustees, and by the vote of those Trustees who are not “interested persons” of the Trust (the “Independent Trustees”) and if a Plan (under Rule 12b-1 under the 1940 Act) is in effect, by the vote of a majority of the Independent Trustees who are not parties to such Plan or this Agreement and have no financial interest in the operation of such Plan or in any agreements related to such Plan (“Plan Trustees”), in each case cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of the Trustees or, if a Plan is in effect by a vote of a majority of the Plan Trustees, or (ii) by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the relevant Fund, on at least sixty (60) days prior written notice to the Distributor. In addition, this Agreement may be terminated at any time by the Distributor upon at least sixty (60) days prior written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph, the terms “assignment” and “interested persons” shall have the respective meanings specified in the 1940 Act.

(b)     During such period as the Distributor receives compensation pursuant to a Plan, and the parties agree to treat this Agreement as a Plan related agreement, (i) any material amendment to this Agreement requires the approval provided for in paragraph (a) with respect to annual renewals of this Agreement, and (ii) any amendment that materially increases the amount to be spent for distribution services requires the additional approval of the majority of the Trust’s outstanding voting securities (as defined in the 1940 Act) of each affected Fund.

(c)     No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

(d)     Distributor agrees to notify the Trust immediately in the event of its suspension or expulsion by FINRA. Expulsion of the Distributor by FINRA will automatically terminate the Agreement. Suspension of the Distributor by FINRA will terminate this Agreement immediately upon notice of termination by the Trust to the Distributor following such suspension.

9.     Notice.     Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

if to the Distributor:

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn.: General Counsel

fax: 303.623.7850

if to the Trust:

Columbia ETF Trust

225 Franklin Street

Boston, Massachusetts 02110

fax:         -        -

10.     Choice of Law.     This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the choice of laws provisions thereof.

11.     Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.     Severability.     If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, by valid provisions in order to effectuate the intended results of the invalid provisions.

13.     Insurance.     The Distributor will maintain at its expense an errors and omissions insurance policy which covers services by the Distributor hereunder.

14.     Segregation of Fees and Expenses.     Amounts paid by each Fund to the Distributor under its Plan either for distribution related services or shareholder services shall not be used to pay for the distribution of Shares of, or shareholder servicing in respect of, any other Fund. However, fees under the Plan attributable to the Trust as a whole shall be allocated to each Fund according to the method adopted by the Trust’s Board of Trustees. The Distributor’s allocation of such Plan fees shall be subject to review by the Trust’s Board of Trustees.

15.     Confidentiality.     During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, information about portfolio holdings, investment recommendations and transactions being or to be executed, financial information, proposals and presentations, reports, forecasts, inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as proved by the other party or as required by law. This section shall survive the termination of this Agreement. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by the Commission or other governmental regulatory agency with jurisdiction over the parties hereto or (ii) requested to do so by the other party; provided that in the event of (i), the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

16.     Limitation of Liability.     The Trust Instrument dated November 18, 2008, as amended, establishing the Trust in the name Grail Advisors ETF Trust is on file with the

Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Trust Instrument. The execution and delivery of this Agreement have been authorized by the Board of Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Trust Instrument. The Distributor understands that the rights and obligations of each series of shares of the Trust under the Trust Instrument are separate and distinct from those of any and all other series. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

COLUMBIA ETF TRUST

By:
Name:
Title:

ALPS DISTRIBUTORS, INC.

By:
Name: Thomas A. Carter
Title: President

EXHIBIT A

Name of Fund	Symbol
Columbia Concentrated Large Cap Value Strategy Fund	Ticker Symbol: GVT
Columbia Intermediate Municipal Bond Strategy Fund	Ticker Symbol: GMMB
Columbia Core Bond Strategy Fund	Ticker Symbol: GMTB
Columbia Growth Equity Strategy Fund	Ticker Symbol: RPX
Columbia Large-Cap Growth Equity Strategy Fund	Ticker Symbol: RWG

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